EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Q4 and Year End Customers and Network Enhancements

  Wireless Growth Continues During Network Upgrades
  Pace of Network Upgrades Exceeds Targets

EDINBURG, Va., Feb. 02, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces customer results for the fourth quarter and year-end 2016.

Shentel had 722,562 wireless postpaid customers, a fourth quarter increase of 3,777 postpaid net additions, with 7,014 postpaid net additions in its Legacy area.  For 2016, taking into consideration the 404,965 postpaid customers acquired in the nTelos transaction on May 6th, the company added 5,085 total net postpaid additions in 2016, with 16,854 net additions in the Legacy area during the year.   Net additions in the fourth quarter were impacted by issues with the Samsung Galaxy Note 7 and a shortage of new iPhone 7’s early in the quarter.  Fourth quarter Postpaid churn was 2.1% for the total company and 1.6% in the Legacy area.  Total company annual postpaid churn was 1.8% and 1.5% in the Legacy area.   Phones were 74% of net additions in Q4 and 95% in the Legacy area.  The fourth quarter and total year Port in/Port out ratio in the Legacy area was 1.71:1 and 1.75:1 respectively, taking share from all carriers.  As expected, the Port in/Port out ratio continued to be negative in the acquired nTelos area.

There were 236,138 prepaid wireless customers at year-end, a decrease of 39,308 in the fourth quarter.  Included in the decrease was the one time reduction of the length of time a customer is inactive before eliminating them from the customer count, which resulted in 24,348 prepaid customers being removed in the fourth quarter.  The eliminated customers were non-revenue producing, so the impact on prepaid revenue is minimal.  Excluding this change, the company lost 14,960 prepaid customers with a net loss of 43 in the legacy area.  Total company fourth quarter prepaid churn, excluding the one-time purge, was 5.9% and 4.7% in the Legacy area.   Total annual prepaid churn was 5.4% and 4.8% in the Legacy area.

As of year-end, the company migrated 87,793 postpaid and 41,141 prepaid nTelos customers for a total of 128,934 to the Sprint back office.  As planned, the prepaid migration was completed in late December and the outsourced prepaid billing platform was turned down.  At the current pace, Shentel expects to complete migrating the remaining postpaid nTelos customers by the end of Q3 2017.

At year-end 2016, the cable segment had 132,465 Revenue Generating Units (RGUs), consisting of 60,495 High Speed Internet RGUs, 21,352 phone RGUs and 50,618 video RGUs. The company added 35 net RGUs in the fourth quarter and 6,956 in 2016.  In Q4, the company added 643 higher margin High Speed Internet RGUs, 153 phone RGUs and lost 761 lower margin video RGUs.

The wireline segment ended 2016 with 18,443 phone RGUs, 14,314 High Speed Internet RGUs and 5,264 video RGUs.  In the fourth quarter and for 2016 the company lost, respectively, 294 and 1,809 voice RGUs, 21 and 92 video RGUs and gained 119 and 425 High Speed Internet RGUs.

Shentel exceeded its targets for the nTelos network upgrade during 2016.  The number of targeted sites and the number actually completed during the year are provided below:

	Target	Actual

Sites upgraded from 3G to 4G LTE	301	302
800 MHz capability added to existing sites	94	99
De-commission overlapping sites	62	76
New Coverage Sites	50	51

President and CEO Christopher E. French commented, "We are extremely pleased with our continued growth during 2016, and with the significant progress made with our network upgrade program.  Despite the temporary impact the upgrade process causes to our customers in the acquired markets we continued to grow our customer base.  Our excellent Port In/Port Out ratios in our legacy market areas reflect the superior customer experience we expect to be able to deliver throughout our expanded footprint.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

Shenandoah Telecommunications, Inc.
Earle A. MacKenzie
Executive Vice President and Chief Operating Officer
540-984-5192
Earle.Mackenzie@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com